Exhibit 99.1

Aclarion, Inc. Announces Listing on Nasdaq and Pricing of $9.4 Million Initial Public Offering

Thursday, April 21, 2022 7:45 PM

SAN MATEO, CA / ACCESSWIRE / April 21, 2022 / Aclarion, Inc. ("Aclarion" or the "Company") (NASDAQ:ACON)(NASDAQ:ACONW), a healthcare technology company that leverages Magnetic Resonance Spectroscopy ("MRS"), artificial intelligence and a proprietary biomarker to optimize clinical treatments for low back and neck pain, today announced the pricing of its initial public offering of 2,165,000 shares of its common stock and accompanying warrants to purchase up to 2,165,000 shares of common stock. Each share of common stock is being sold together with one warrant to purchase one share of common stock with an exercise price of $4.35 per share at a combined offering price of $4.35, for gross proceeds of approximately $9.4 million, before deducting underwriting discounts and offering expenses. In addition, Aclarion has granted the underwriters a 45-day option to purchase up to an additional 324,750 shares of common stock and/or warrants to purchase 324,750 shares of common stock to cover over-allotments at the initial public offering price, less the underwriting discount.

The shares of common stock and warrants are expected to begin trading on The Nasdaq Capital Market on April 22, 2022, under the symbols "ACON" and "ACONW," respectively. The offering is expected to close on April 26, 2022, subject to satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager in connection with the offering.

A registration statement on Form S-1 (File No. 333-262026) was filed with the Securities and Exchange Commission ("SEC"), which became effective on April 21, 2022. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745. Before investing in this offering, interested parties should read in its entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aclarion, Inc.

Aclarion is a healthcare technology company that leverages Magnetic Resonance Spectroscopy ("MRS"), and a proprietary biomarker to optimize clinical treatments. Aclarion's technology addresses the $134.5B U.S. low back and neck pain market. The Company is currently utilizing Artificial Intelligence ("AI") to assist in quality control processes that flag spectroscopy data indicative of a poor MRS study. The Company is also researching the application of AI and machine learning platforms to analyze both the raw spectroscopy data and the post-processed signal to evaluate whether AI platforms can more efficiently and more effectively associate MRS data with clinical outcomes.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the expected closing of the Company's proposed initial public offering and use of proceeds. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions and that the conditions to the closing of the initial public offering may not be satisfied. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:
Kirin M. Smith
PCG Advisory, Inc.
646.823.8656
ksmith@pcgadvisory.com